FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "First Amendment") is executed as of May 12, 2006, with an effective date of March 25, 2006 (the "Effective Date"), by and between Caremark Rx, Inc., a Delaware corporation ("Employer") and Rudy Mladenovic, a resident of Southlake, Texas. ("Officer").

WHEREAS, Employer and Officer entered into an Employment Agreement ("Agreement") dated as of April 1, 2004; and

WHEREAS, the Parties desire to further amend the Agreement to reflect a change in Officer's compensation.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, and agreements contained in the Employment Agreement and this Amendment To Employment Agreement, the parties agree as follows:

1. Amendment of Section 3(a). Subsection (a) of Section 3 of the Agreement shall be deleted in its entirety and replaced with the following subsection:

Salary. Employer shall pay Officer a base salary in the amount of $589,950 per year (prorated for any partial year during the Term) (the "Base Salary"), payable in equal bi-weekly installments, less any applicable state and federal tax and other legally required or authorized withholdings. The Base Salary shall be subject to review and adjustment from time to time at the discretion of the Chief Executive Officer of Employer or his designee.

2. Amendment of Section 3(b). Subsection (b) of Section 3 of the Agreement shall be deleted in its entirety and replaced with the following subsection:

During the Term, Officer shall be eligible to receive from Employer incentive compensation at a target rate of 100% (one hundred percent) and otherwise in accordance with Employer's Management Incentive Program in effect from time to time, less state and federal tax and other legally required or authorized withholdings. The incentive compensation contemplated by this Section 3(b) shall be payable to Officer and subject to review and adjustment from time to time solely at the discretion of the Chief Executive Officer of Employer or his designee.

3. No Other Amendment. Except as expressly modified by this First Amendment, all other terms and conditions of the Employment Agreement shall not be modified or amended and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date written above to be effective on the Effective Date.

Caremark Rx, Inc.

/s/ E. Mac Crawford /s/ Rudy Mladenovic

E. Mac Crawford Rudy Mladenovic

Chairman, President and Chief Executive Officer